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                                                                    EXHIBIT 10.4

                   AMENDMENT TO EXECUTIVE EMPLOYMENT AGREEMENT

THIS AMENDMENT TO EXECUTIVE EMPLOYMENT AGREEMENT (this "AMENDMENT") made this 27th day of May, 2004 by and between HALSEY DRUG CO., INC., a New York corporation (the "CORPORATION"), with offices at 616 N. North Court, Suite 120, Palatine, Illinois 60067 and ANDREW D. REDDICK, residing at 297 North Cote Circle, Exton, Pennsylvania 19341 (the "EMPLOYEE").

                                 R E C I T A L S

      A. The Corporation and the Employee executed an employment agreement dated as of August 26, 2003 (the " EMPLOYMENT AGREEMENT").

      B. Pursuant to Section 5(b) of the Employment Agreement, the Corporation committed to issue to the Employee a stock option exercisable for up to 5,500,000 shares of the Corporation's common stock, $.01 par value per share (the "ORIGINAL OPTION COMMITMENT").

      C. The Corporation and the Employee now desire to amend the Employment Agreement as provided herein.

      NOW, THEREFORE, in consideration of the mutual covenants and undertakings herein contained, the parties agree as follows:

      1. Section 5(b) of the Employment Agreement is hereby deleted in its entirety and the following is inserted in its place:

            "(b) Stock Options. The Company hereby agrees to issue and deliver a stock option grant to the Employee to purchase 8,750,000 shares of the Corporation's common stock, $.01 par value per share (the "OPTION") at an exercise price of $0.13 per share. The shares subject to the Option shall vest and be exercisable as follows: (i) 2,750,000 Option shares on June 30, 2004; and (ii) the balance at the rate of 250,000 Option shares on the last day of each calendar month (the first monthly vesting period to be satisfied on July 31, 2004) until fully vested. The Option shall have a ten (10) year term, subject to earlier termination as set forth in Section 7, upon the termination of the Employee's employment with the Corporation and shall be evidenced by the Non-Qualified Stock Option Agreement in the form of Exhibit A hereto. The Employee and the Corporation agree that the Option will be issued pursuant to the Corporation's 1998 Stock Option Plan, as amended as described below, and the Option shares shall be promptly and duly registered under a

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            registration statement on Form S-8 filed with the Securities and
            Exchange Commission. The Employee will also be eligible in the future to receive annual option or stock grants based on performance or on achievement of milestones as determined by the Board of Directors or the Compensation Committee.

                  Notwithstanding the foregoing and anything to the contrary contained in this Amendment, the Employee hereby agrees that the grant of the Option and the issuance of the Option shares are contingent upon approval by the shareholders of the Corporation at the next meeting of shareholders of amendments to the Corporation's 1998 Stock Option Plan (i) to increase the number of shares available for grants of options and stock under the 1998 Stock Option Plan, (ii) to permit the grant of non-qualified stock options (including the Option) having an exercise price per share less than the fair market value of the common stock of the Corporation on the date of issuance, and (iii) to provide for a limit of 8,750,000 option awards that may be granted to one individual in any calendar year. The Corporation hereby agrees to recommend such matter to the shareholders and to use its commercially reasonable best efforts to hold such meeting as soon as reasonably practicable, but in any event by October 31, 2004. Following receipt of such shareholder approval, the Corporation shall promptly (i) confirm in writing that the contingency described in this paragraph has been satisfied and the Option is effective, (ii) issue a replacement Option Agreement, omitting Section 6 thereof relating to such contingency, and (iii) confirm in writing that the Option shares have been duly registered in accordance with this Section 5(b)."

      2. The Corporation and the Employee agree that effective as of the date of this Amendment, the Original Option Commitment shall terminate and be of no further legal force or effect.

      3. Section 6 of the Employment Agreement is hereby deleted in its entirety and the following is inserted in its place:

            "6. Vacation. The Employee shall be entitled to four (4) weeks of vacation during each year of the Term, to be taken at a time or times mutually agreed upon by the Employee and the Corporation. The Employee may carry over to the following year any unused vacation from the immediately preceding year; provided, however, that not more than four (4) weeks of such vacation time may be carried over to the year immediately following the year in which such vacation was to be taken, unless otherwise required by applicable law. Without limiting the foregoing, the Corporation agrees that Employee may carry over all of his unused 2003 vacation time into 2004."

      4. Section 7.5(vi) of the Employment Agreement is hereby deleted in its entirety and the following is inserted in its place:

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            "(vi) the failure of the shareholders of the Corporation, by
            October 31, 2004, to approve those amendments to the Corporation's 1998 Stock Option Plan described in Section 5(b) above or, after such approval, the failure by the Corporation to comply with the other provisions of Section 5(b);"

      5. Notwithstanding anything to the contrary contained in the Employment Agreement or the Option, the Employee agrees that the Corporation's sale of substantially all of its assets used in the operation of its former Congers, New York facilities does not constitute a "Change of Control" as such term is defined in the Employment Agreement.

      6. The Corporation shall reimburse the Employee for the reasonable legal fees and expenses incurred by the Employee for review and negotiation of this Amendment on or before thirty (30) days following the date of execution of this Amendment.

      7. Except as expressly amended by this Amendment, the Employment Agreement remains in full force and effect. Capitalized terms used herein shall have the same meaning as in the Employment Agreement unless otherwise defined herein. This Amendment shall be governed and construed and enforced in accordance with the local laws of the State of New York applicable to agreements made and to be performed entirely in New York.

      8. This Amendment may be executed in one or more facsimile or original counterparts, each of which shall be deemed an original, but all of which taken together will constitute one and the same instrument.

      IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first above written.

ATTEST:                                        HALSEY DRUG CO., INC.

___________________                            By: /s/ Peter A. Clemens
                                                   -----------------------------
                                                   Peter A. Clemens,
                                                   Senior Vice President and
                                                   Chief Financial Officer

WITNESS:                                       EMPLOYEE

                                               By: /s/ Andrew D. Reddick
__________________                                 -----------------------------
                                                   Andrew D. Reddick